Exhibit 99.1

Q4 2011 Selected Operating and Financial Results

Kabel BW Achieves Record RGU Growth in 2011

Heidelberg, Germany - February 23, 2012. Kabel BW Erste Beteiligungs GmbH (“Kabel BW”), the largest cable operator in the German federal state of Baden-Wuerttemberg, today provides selected, preliminary unaudited historical financial and operating information for the three months and year ended December 31, 2011. Kabel BW is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on Kabel BW´s (www.kabelbw.de) and Liberty Global´s (www.lgi.com) websites. In addition, Kabel BW's December 31, 2011 Annual Report, including its audited financial statements and accompanying notes, is expected to be posted to both websites prior to the end of March 2012.

Operating and financial highlights for the three months (“Q4”) and year (“FY”) ended December 31, 2011, as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Record annual growth in total RGUs with net additions of 295,500 during FY 2011, an 8% increase as compared to FY 2010, of which 68,900 RGUs were added in Q4 2011

•	Continuing our strong momentum, our internet and telephony RGU base each expanded by 22% in 2011, adding 139,900 and 147,000 RGUs, respectively

•	Digital customer base improved by 33,200 net additions or 15% over 2010 with strong demand for HD DVRs and a record offer of 40 HD channels

•	During 2011, Kabel BW successfully reached agreements with the German private broadcasters RTL and ProSiebenSat.1 group to offer a new HD package

•	Added over 500 titles to our video-on-demand service in Q4 2011

Financial Results:*

•	Revenue grew 9% to €157 million in Q4 2011 and 10% to €607 million for FY 2011

•	ARPU per customer improved 6% to €19.28 in Q4 2011 and 8% to €18.82 for FY 2011

•	Adjusted EBITDA increased by 11% to €91 million in Q4 2011 and 13% to €353 million for FY 2011, representing margins of 58% for each period

•	Net earnings were €61 million and €71 million for Q4 and FY 2011, respectively

•	Improving capital efficiency, as capital expenditures declined from 26% of revenue in FY 2010 to 23% in FY 2011

*
For definitions and reconciliations of certain financial and subscriber metrics, please see pages 9-13. Revenue and Adjusted EBITDA amounts have been reclassified to conform to Liberty Global's financial presentation policies. In addition, CapEx has been revised to conform to certain of Liberty Global's policies. Additional information regarding these reclassifications and revisions, which have been reflected for all periods presented herein, will be included in Kabel BW's December 31, 2011 Annual Report.

Kabel BW Operating Statistics Summary

	As of and for the indicated period ended December 31,
	2011	2010	Change

Footprint
Homes Passed(1)	3,771,100	3,736,500	0.9%
Two-way Homes Passed(2)	3,729,600	3,695,400	0.9%

Subscribers (RGUs(3))
Analog Cable(4)	2,076,200	2,100,800	(1.2%)
Digital Cable(5)	248,000	214,800	15.5%
Total Video	2,324,200	2,315,600	0.4%
Internet(6)	767,000	627,100	22.3%
Telephony(7)	803,300	656,300	22.4%
Total RGUs	3,894,500	3,599,000	8.2%

Q4 RGU net additions/(losses)
Analog Cable	(10,000)	(11,100)	9.9%
Digital Cable	12,000	12,300	(2.4%)
Total Video	2,000	1,200	66.7%
Internet	33,000	37,800	(12.7%)
Telephony	33,900	39,600	(14.4%)
Total RGU Net Additions	68,900	78,600	(12.3%)

Penetration
Digital Cable as % of Total Video Subs(8)	10.7%	9.3%	140bp
Internet as % of Two-way Homes Passed(9)	20.6%	17.0%	360bp
Telephony as % of Two-way Homes Passed(9)	21.5%	17.8%	370bp

Customer relationships
Customer Relationships(10)	2,397,400	2,352,700	1.9%
RGUs per Customer Relationship	1.62	1.53	5.9%

Customer bundling
Single-Play	66.5%	72.1%	(560bp)
Double-Play	4.6%	2.8%	180bp
Triple-Play	28.9%	25.1%	380bp

ARPU(11)
FY 2011 Monthly ARPU per Customer Relationship	€18.82	€17.44	8%
Q4 2011 Monthly ARPU per Customer Relationship	€19.28	€18.13	6%

For footnote disclosure, please refer to pages 12-13.

Product Overview

Kabel BW's network covers 3.8 million or approximately 75% of all households in the federal state of Baden-Wuerttemberg. We are the leading provider of triple-play services (video, broadband internet, and telephony) in this prosperous region in the southwest of Germany. In addition, we also market mobile services in a quadruple play offering. Kabel BW customers can receive up to 400 video channels (including 40 HD video channels) and 150 radio channels via analog and digital transmission. In addition, we offer a video-on-demand service in our “Kabel BW Videothek”. While Baden-Wuerttemberg overall has a high population density, it has only a few large urban areas and the majority of our homes passed by our network are outside large urban areas where competing technologies such as VDSL and fiber networks are not as viable. We have one of the best-in-class fully integrated cable networks as it is 99% EuroDOCSIS 3.0 ready with direct access to nearly all end-customers, either via a landlord or with the respective house owner directly.

Our key offering in the video segment for single-dwelling units is an analog basic offering for €16.95 per month, which includes up to 38 analog channels. We also simulcast our basic digital video offering on an unencrypted basis, offering up to 150 basic digital channels at the same time for customers with a digital set-top box or any other digital cable tuner. In addition we offer several premium TV packages (“Mein TV”) and HD tiers as well as all Sky packages. During 2011, we successfully reached agreements with the German private broadcaster groups RTL and ProSiebenSat.1 to offer a new HD package, including the broadcasters´ free-to-air content in addition to the public HD channels, for €3.90 per month. Since December 2010, video customers with a Kabel BW interactive set-top box can enjoy VoD services, which were enriched when we added in Q4 2011 over 500 titles to the platform and two interactive VoD portals with additional high value content on demand, now offering up to 1,500 top titles in total.

In terms of broadband services we offer several bundles including high-speed internet ranging from 12 Mbps to 100 Mbps and national flat rate fixed-line telephony. Our core bundle “Clever Flat Classic” comes with a 32 Mbps internet connection and flat rate telephony to German fixed lines for €29.90 per month, in certain cases including a credit of €100 for a 24-month contract. In addition, we offer mobile voice and data services on the back of a wholesale agreement, starting from usage-based to German all-net flat rate offers including data flat rate.

In addition to traditional media channels, we started our first TV advertising campaign in September 2011 based on an agreement with ProSiebenSat.1 group, which is visible only to Kabel BW video subscribers. The campaign is targeting increasing brand awareness and consumer demand for our advanced services.

Subscriber Statistics

On December 15, 2011, our parent company was acquired by Liberty Global. As a result of this acquisition, we have changed how we count our video and telephony subscribers to conform to Liberty Global's subscriber counting policies. Previously, we counted pay TV RGUs as incremental RGUs in addition to the underlying basic cable RGUs. Under Liberty Global's subscriber counting policies, we now split the basic cable RGUs into analog cable and digital cable categories and pay TV RGUs are no longer separately counted as RGUs. With respect to telephony subscribers, we no longer include mobile telephony RGUs in our subscriber table, although we do disclose mobile telephony RGUs in the footnotes presented on pages 12-13. Prior period figures have been conformed to the new subscriber counting policies and further adjustments to our subscriber counting polices are possible as we continue the integration process with Liberty Global. For additional information concerning our new RGU definitions, see page 12. For an overview of prior period subscriber statistics under the new subscriber counting policies, see page 11.

At December 31, 2011, we provided a total of 3.9 million subscription services (RGUs), consisting of 2.3 million video, 767,000 internet and 803,300 telephony RGUs to our 2.4 million customers. During 2011, we added 295,500 RGUs in total, of which 68,900 RGUs were added in Q4 2011. Our 2011 net additions reflect a 2% improvement over the 290,200 RGUs that we added in 2010, as a result of increasing internet and telephony RGU growth.

Our 2.3 million video subscriber base at December 31, 2011 consisted of 2.1 million analog as well as 0.2 million digital cable subscribers that are subscribing to a pay TV tier and/or a rented DVR or set-top box. During Q4 2011, we gained 2,000 video RGUs, compared to 1,200 during Q4 2010. The number of total video subscribers slightly increased mainly due to the new quadruple play offer “Clever All”, including video, internet, fixed-line telephony and mobile, targeting former satellite subscribers. The decline in our analog video customer base was more than offset by the addition of 12,000 and 33,200 digital cable RGUs during Q4 and FY 2011, respectively. The strong increase in digital cable RGUs was primarily driven by value-added services such as the introduction of certain digital “Mein TV” premium packages, which also contain a large variety of HD channels. We offer a highly attractive portfolio of HD channels from public and private broadcasters, including the full scope of HD channels offered by the RTL group, ProSiebenSat.1 group and Sky, bringing the total number of available HD channels to 40. Moreover, customers were attracted by our triple-play bundle “Clever Flat Entertainment” that bundles one of our “Mein TV” pay TV packages or Sky content with our high speed 50 Mbps internet connection and flat rate fixed-line telephony.

During 2011, we increased our internet and telephony subscriber base by a record 139,900 internet and 147,000 telephony RGUs, of which 33,000 and 33,900, respectively, were added during Q4 alone. This record annual growth is related to our outstanding price-performance ratio, which was promoted by our advertising campaign “Twice as fast as DSL” and our attractive bundled broadband products. Key consumer demand was on the 12 Mbps and 32 Mbps bundles.

The total number of customer relationships increased by 44,700 customers or 1.9% during 2011, primarily as a result of new customers subscribing to our internet and telephony bundle. Bundling penetration within our customer base reached 1.62 RGUs per customer relationship at December 31, 2011, which led to a monthly ARPU per customer relationship of €18.82 for 2011, an 8% improvement over 2010.

Of our customer base, approximately 33.5% subscribe to more than one product and thus, with 66.5% or 1.6 million single-play customers, we have a substantial opportunity to upsell advanced services to our customer base.

Financial Results

Kabel BW Preliminary Unaudited Consolidated Selected Financial Results(1) for the Three Months Ended December 31, 2011 and 2010 and Revised Year Ended December 31, 2011 and 2010 Based on EU-IFRS*

	Three months ended December 31,
	2011	2010	Change
	in millions

Revenue	€157.3	€144.3	9%

Adjusted EBITDA(12)	€90.5	€81.3	11%

Capital expenditures (“CapEx”)(13)	€35.2	€43.4	(19%)

Key Financial Metrics
Adjusted EBITDA Margin(14)	57.5%	56.3%	120bp
CapEx as % of Revenue	22.4%	30.1%	(770bp)

	Year ended December 31,
	2011	2010	Change
	in millions

Revenue	€606.6	€551.5	10%

Adjusted EBITDA(12)	€352.6	€313.2	13%

CapEx (13)	€137.6	€142.8	(4%)

Key Financial Metrics
Adjusted EBITDA Margin(14)	58.1%	56.8%	130bp
CapEx as % of Revenue	22.7%	25.9%	(320bp)

Revenue for the three months and year ended December 31, 2011, amounted to €157.3 million and €606.6 million, reflecting increases of 9% and 10%, respectively, over the corresponding periods in 2010. These increases were primarily due to increased revenue from internet and telephony services, whereas basic video revenue remained stable. Our pay TV and HD products also contributed to the strong revenue growth during 2011.

Adjusted EBITDA for the three months and year ended December 31, 2011, increased by 11% and 13% year-on-year to €90.5 million and €352.6 million, respectively. This Adjusted EBITDA increase was mainly driven by revenue growth and a slight decrease in operating costs and expenses as a percentage of revenue. Our Adjusted EBITDA margin for the three months ended December 31, 2011 was 57.5%, as compared to 56.3% for the three months ended December
_____________________________

*
International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”). Revenue and Adjusted EBITDA amounts have been reclassified to conform to Liberty Global's financial presentation policies. In addition, CapEx has been revised to conform to certain of Liberty Global's policies. Additional information regarding these reclassifications and revisions, which have been reflected for all periods presented herein, will be included in Kabel BW's December 31, 2011 Annual Report.

31, 2010. Our Adjusted EBITDA margin for FY 2011 increased 130 basis points to 58.1% as a result of operating leverage.

Capital expenditures for the three months ended December 31, 2011, were €35.2 million or 22.4% of revenue, as compared to €43.4 million or 30.1% of revenue for the three months ended December 31, 2010. The 19% decrease in capital expenditures was due to lower network expansion costs, partially offset by ongoing spend for subscriber growth related costs such as customer premises equipment.

For FY 2011, our capital expenditures were €137.6 million or 22.7% of revenue, compared to €142.8 million or 25.9% of revenue in FY 2010. This decline in capital expenditures measured as a percentage of revenue was a solid result given our record RGU growth.

For 2012, we expect capital expenditures as a percentage of revenue to be in the range of 23-25%, primarily reflecting ongoing subscriber momentum for our advanced services.

On December 15, 2011, following receipt of regulatory approval, Liberty Global consummated the purchase of Kabel BW Musketeer GmbH (“Kabel BW Musketeer”), the parent of Kabel BW, in accordance with the terms of its previously-announced acquisition agreement.

As part of the regulatory approval process, Liberty Global made certain commitments to address the regulator's competition concerns as outlined below.

(a)
The digital free-to-air television channels (as opposed to channels marketed in premium subscription packages) distributed on the networks of Unitymedia and Kabel BW, will be distributed in unencrypted form commencing January 1, 2013.  This commitment is consistent with Kabel BW's current practice and generally covers free-to-air television channels in standard definition and high definition (HD).  If, however, free-to-air television broadcasters request their HD content to be distributed in an encrypted HD package, the encryption of free-to-air HD channels is still possible.  In addition, Liberty Global made a commitment that, through December 15, 2015, the annual carriage fees received by Unitymedia and Kabel BW for each such free-to-air television channel distributed in digital or simulcast in digital and analog would not exceed a specified annual amount, determined by applying the respective current rate card systems of Unitymedia and Kabel BW as of January 1, 2012;

(b)
Effective January 1, 2012, Unitymedia and Kabel BW waived their exclusivity rights in access agreements with housing associations with respect to the usage of infrastructures other than the in-building distribution networks of Unitymedia and Kabel BW to provide television, internet or telephony services within the building;

(c)
Effective January 1, 2012, upon expiration of the minimum term of an access agreement with a housing association, Unitymedia or Kabel BW, as applicable, will transfer the ownership rights to the in-building distribution network to the building owner or other party granting access.  In addition, Unitymedia and Kabel BW have waived their right to remove their in-building distribution networks; and

(d)
A special early termination right will be granted with respect to certain of Unitymedia's and Kabel BW's existing access agreements with the largest housing associations that cover more than 800 dwelling units and have a remaining term of more than three years.  The total number of dwelling units covered by the affected agreements is approximately 340,000, of which approximately 230,000 and 110,000 are located in the footprints of Unitymedia and Kabel BW, respectively.  The special termination right may be exercised on or before September 30 of each calendar year up to the expiration of the current contract term, with termination effective as of January 1 or July 1 of the following year.  If the special termination right is exercised, compensation will be paid to partially reimburse Unitymedia or Kabel BW, as applicable, for their unamortized investments in modernizing the in-building network based on an agreed formula.

Capital Resources

The following table details Kabel BW Musketeer's nominal, consolidated third-party financial debt as of December 31, 2011:

Kabel BW financial debt	Maturity date	Interest rate	Nominal value
			in millions

Euro Senior Secured Notes	Mar. 15, 2019	7.5%	€800.0
USD Senior Secured Notes	Mar. 15, 2019	7.5%	€385.8	(15)
Senior Secured Floating Rate Notes	Mar. 15, 2018	Euribor + 4.25%	€420.0
Revolving Credit Facility	Mar. 31, 2017	Euribor + 3.75%	€100.0

Kabel BW Musketeer financial debt	Maturity date	Interest rate	Nominal value
			in millions

Senior Notes	Mar. 15, 2021	9.5%	€680.0

The following table provides the components of Kabel BW Musketeer´s consolidated third-party financial debt and finance lease obligations as of the indicated dates:

	December 31, 2011	December 31, 2010
	in millions
Kabel BW Musketeer (Parent level):
Senior Notes due 2021	€680.0	€—
Kabel BW (Subsidiary level):
Old capital structure	—	1,174.4
Revolving Credit Facility, of which drawn	—	—
Senior Secured Floating Rate Notes due 2018	420.0	—
Euro Senior Secured Notes due 2019	800.0	—
USD Senior Secured Notes due 2019	385.8	—
Finance lease obligations	—	0.2
Subtotal	2,285.8	1,174.6

Parent and Subsidiary capitalized transaction costs and accrued interest, net	(15.3)	(11.3)
Parent and Subsidiary total financial debt and finance lease obligations	2,270.5	1,163.3

Parent and Subsidiary cash and cash equivalents	(28.0)	(101.0)
Parent and Subsidiary net debt(16)	€2,242.5	€1,062.3

In December 2011, following the closing of Liberty Global´s transaction, and in accordance with the financing documents, Kabel BW Musketeer settled a shareholder loan with the acquiring subsidiary of Liberty Global and upstreamed €70.0 million of excess cash to such acquiring Liberty Global subsidiary.

About Kabel BW

Kabel BW is Baden-Wuerttemberg's largest cable operator and a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our 2.4 million customers who reside in our upgraded network area. As of December 31, 2011, Kabel BW served approximately 2.3 million video subscribers, 0.8 million internet subscribers and 0.8 million telephony subscribers over a broadband communications network that passed approximately 3.8 million homes. More information on Kabel BW can be found at www.kabelbw.de.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2011, Liberty Global's continuing businesses operated state-of-the-art networks serving 20 million customers across 13 countries principally located in Europe and Chile. Liberty Global's operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations as to our future capital expenditures as a percentage of revenue; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA, and control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2011 Annual Report, including our audited consolidated financial statements and accompanying notes, prior to the end of March 2012, at which time they will be posted to the investor relations section of the Kabel BW website (www.kabelbw.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Kabel BW		Corporate Communications – Kabel BW
Caroline Hernler/ Nicole Stein	+49 6221.333.1020	Martin Herkommer	+49 6221.333.2060
Christian Fangmann	+49 221.37792.151

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693

Kabel BW Key Preliminary Unaudited Consolidated Financial Overview and Reconciliation Based on EU-IFRS*

	Three months ended December 31,
	2011	2010
	in millions

Revenue	€157.3	€144.3

Adjusted EBITDA(12)	90.5	81.3
Depreciation and amortization expense	(39.5)	(37.2)
Impairments and other operating charges	(4.0)	—
Earnings before interest and taxes (EBIT)	47.0	44.1

Net financial and other expense	(32.6)	(19.3)
Income tax benefit	46.6	59.8
Net earnings	€61.0	€84.6

CapEx (13)	€35.2	€43.4

Adjusted EBITDA Margin(14)	57.5%	56.3%
CapEx as % of revenue	22.4%	30.1%

	Year ended December 31,
	2011	2010
	in millions

Revenue	€606.6	€551.5

Adjusted EBITDA(12)	352.6	313.2
Depreciation and amortization expense	(147.2)	(136.4)
Impairments and other operating charges	(3.3)	(9.6)
EBIT	202.1	167.2

Net financial and other expense	(128.4)	(74.4)
Income tax benefit (expense)	(2.7)	44.7
Net earnings	€71.0	€137.5

CapEx (13)	€137.6	€142.8

Adjusted EBITDA Margin(14)	58.1%	56.8%
CapEx as % of revenue	22.7%	25.9%

*
Certain statement of operations amounts have been reclassified to conform to Liberty Global's financial statement presentation policies. In addition, CapEx has been revised to conform to certain of Liberty Global's policies. Additional information regarding these reclassifications and revisions, which have been reflected for all periods presented herein, will be included in Kabel BW's December 31, 2011 Annual Report.

Kabel BW Musketeer Preliminary Unaudited Consolidated Key Financial Overview and Reconciliation Based on EU-IFRS

	Year ended December 31, 2011	Three months ended December 31, 2011
	in millions

Revenue	€606.6	€157.3

Adjusted EBITDA(12)	352.4	90.8
Depreciation and amortization expense	(147.2)	(39.5)
Impairments and other operating charges	(3.3)	(4.0)
EBIT	201.9	47.3

Net financial and other expense	(205.6)	(58.7)
Income tax benefit	7.3	57.9
Net earnings	€3.6	€46.5

Operating Statistics Under Revised RGU Definition

	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010

Footprint
Homes Passed(1)	3,771,100	3,762,100	3,753,900	3,744,700	3,736,500	3,717,100	3,707,200	3,699,800
Two-Way Homes Passed(2)	3,729,600	3,720,700	3,712,600	3,703,500	3,695,400	3,676,200	3,666,400	3,659,100

Subscribers (RGUs)(3)
Analog Cable(4)	2,076,200	2,086,200	2,093,800	2,098,800	2,100,800	2,111,900	2,114,600	2,115,800
Digital Cable(5)	248,000	236,000	227,700	223,100	214,800	202,500	191,300	182,800
Total Video	2,324,200	2,322,200	2,321,500	2,321,900	2,315,600	2,314,400	2,305,900	2,298,600
Internet(6)	767,000	734,000	698,400	666,500	627,100	589,300	557,900	528,400
Telephony(7)	803,300	769,400	731,300	698,000	656,300	616,700	583,200	550,000
Total RGUs	3,894,500	3,825,600	3,751,200	3,686,400	3,599,000	3,520,400	3,447,000	3,377,000

Quarterly RGU net additions/(losses)
Analog Cable	(10,000)	(7,600)	(5,000)	(2,000)	(11,100)	(2,700)	(1,200)	(6,200)
Digital Cable	12,000	8,300	4,600	8,300	12,300	11,200	8,500	10,800
Total Video	2,000	700	(400)	6,300	1,200	8,500	7,300	4,600
Internet	33,000	35,600	31,900	39,400	37,800	31,400	29,500	31,100
Telephony	33,900	38,100	33,300	41,700	39,600	33,500	33,200	32,500
Total RGUs	68,900	74,400	64,800	87,400	78,600	73,400	70,000	68,200

Penetration
Digital Cable as a % of Total Video Subscribers(8)	10.7%	10.2%	9.8%	9.6%	9.3%	8.7%	8.3%	8.0%
Internet as a % of Two-Way Homes Passed(9)	20.6%	19.7%	18.8%	18.0%	17.0%	16.0%	15.2%	14.4%
Telephony as a % of Two-Way Homes Passed(9)	21.5%	20.7%	19.7%	18.8%	17.8%	16.8%	15.9%	15.0%

Customer Relationships
Customer Relationships(10)	2,397,400	2,385,000	2,375,500	2,367,600	2,352,700	2,343,300	2,327,100	2,315,500
RGUs per Customer Relationship	1.62	1.60	1.58	1.56	1.53	1.50	1.48	1.46

ARPU(11)
Monthly ARPU per Customer Relationship	€19.28	€18.97	€18.62	€18.40	€18.13	€17.65	€17.20	€16.80

Footnotes

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(4)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog or basic unencrypted digital cable service over our broadband network. In light of the fact that our digital free-to-air television channels are not encrypted, the Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our unencrypted basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (Basic Digital Cable Subscriber). We acquired 14,300 Analog Cable Subscribers through third-party transactions during 2010.

(5)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives any of our digital cable offerings that require the payment of recurring monthly fees in addition to the basic cable service fee. Basic Digital Cable Subscribers are not included in the Digital Cable Subscriber count. We count a subscriber with one or more rented digital converter boxes or one or more premium digital cable services that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.

(6)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(7)
Telephony Subscriber is home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers. As of Q4 2011 we had 79,900 mobile subscribers.

(8)
Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs. Note that this calculation is intended to measure the penetration of Digital Cable Subscribers, as defined above, and not the percentage of our video RGUs that are accessing our unencrypted digital cable channels.

(9)	Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships.

(11)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(12)
Adjusted EBITDA is not a GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G. Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings, cash flow from operating activities and other EU-IFRS measures of income or cash flows. Reconciliations of Adjusted EBITDA to our net earnings are presented on pages 9-10.

(13)	CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement.

(14)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(15)	Based on a USD/EUR exchange rate of 1.2960 as of December 31, 2011.

(16)
Net debt is total third-party debt and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.